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                                    MASSACHUSETTS ELECTRIC COMPANY
                          Computation of Ratio of Earnings to Fixed Charges
                                            (SEC Coverage)
                                             (Unaudited)
                                    12 Months
                                      Ended
                              September 30, 1997                          Years Ended December 31,
                                    Actual                    -------------------------------------------------------------
                                     (Unaudited)  1996        1995        1994       1993      1992
                                  --------------  ----        ----        ----       ----      ----
                                                                      (In Thousands)
Net Income                           $ 48,992     $37,926    $29,101     $34,726     $23,779   $34,905
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Add income taxes and fixed charges
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 Current federal income taxes          28,059      25,867      9,437      (6,762)      5,606     3,977
 Deferred federal income taxes         (2,286)     (6,052)     6,156      24,932       3,430    13,451
 Investment tax credits - net          (1,107)     (1,118)    (1,132)     (1,228)     (1,228)   (1,228)
 Massachusetts franchise tax            5,621       4,479      3,935       4,681       3,348     3,858
 Interest on long-term debt            27,669      27,089     25,901      20,967      23,403    21,910
 Interest on short-term debt and other  8,245       6,473      6,784       6,366       3,638     3,657
                                     --------     -------    -------     -------     -------   -------

Net earnings available for fixed charges         $115,193    $94,664     $80,182     $83,682   $61,976        $80,530
                                     --------     -------    -------     -------     -------   -------

Fixed charges:
 Interest on long-term debt          $ 27,669     $27,089    $25,901     $20,967     $23,403   $21,910
 Interest on short-term debt and other  8,245       6,473      6,784       6,366       3,638     3,657
                                     --------     -------    -------     -------     -------   -------
     Total fixed charges             $ 35,914     $33,562    $32,685     $27,333     $27,041   $25,567
                                     ========     =======    =======     =======     =======   =======

Ratio of earnings to fixed charges      $3.21        2.82       2.45        3.06        2.29      3.15
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